Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of M2i Global Inc.

We hereby consent to the inclusion in this Registration Statement of M2i Global, Inc. (the “Company”) on Form S-1 Post-Effective Amendment No. 1 of our report dated February 27, 2025, with respect to our audit of the Company’s financial statements as of and for the year ended November 30, 2024. Our report contained an explanatory paragraph regarding uncertainty about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ TAAD LLP

Diamond Bar, California

June 10, 2025